STATE OF OKLAHOMA

CERTIFICATE OF CONVERSION

HARCOM PRODUCTIONS, LLC, a limited liability company duly organized and existing under and by the virtue of the Limited Liability Company Act of the State of Oklahoma does hereby state as follows:

1.

That at a meeting of the members of HARCOM PRODUCTIONS, LLC, resolutions were duly adopted setting forth a proposed conversion of said company.

2.

That the limited liability company presently known as HAR COM PRODUCTIONS, LLC, f/kla POWERHOUSE, LLC, which was formed on February 5, 1999, proposes to convert from a limited liability company to a corporation.

3.

That the name of the corporation, as set forth in the Certificate of Incorporation, shall be HARCOM PRODUCTIONS, INC.

4.

That this conversion shall be effective as of the date of filing of this Certificate, and, the Certificate of Incorporation filed contemporaneously herewith.

5.

That this conversion was duly adopted in accordance with the provisions set forth in Section 2054.2 of the Oklahoma Limited Liability Company Act.

IN WITNESS WHEREOF, said company bas caused this certificate to be signed this 2nd day of October, 2006.

HARCOM PRODUCTIONS, LLC

By:

/s/ SHANE E. HARWELL

SHANE E. HARWELL, Member Manager